Exhibit B

Money Pool Rule 24
Transaction Report
Bank Loans
	6/30/2004
Company	Outstanding Balance	Trans. Date	Transaction	Ending Balance	Lending Bank
EAI	$85,000,000			$85,000,000	Simmons First National Bank
EMI	$25,000,000			$25,000,000	Trustmark First National Bank